UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 30, 2008

Javelin Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32949	88-0471759

(State or other jurisdiction of	(Commission File Number) incorporation)	(I.R.S. Employer Identification No.)

125 CambridgePark Drive, Cambridge Massachusetts	02140

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (617) 349-4500

N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry in to a Material Definitive Agreement
     On July 30, 2008, Javelin Pharmaceuticals, Inc. (the “Company”) entered into a Development and Toll Manufacturing Agreement (the “Manufacturing Agreement”) with Baxter Healthcare Corporation (“Baxter”) for drug supply in the European Union. Under the Manufacturing Agreement, the Company committed to purchase at least approximately $3.65 million worth of Dyloject™ product manufactured to its specifications. The Agreement commenced on July 30, 2008 and runs until the third anniversary of the receipt of a first regulatory approval necessary for the manufacture, in Baxter’s facility, of Dyloject for selected European countries. Thereafter, the Manufacturing Agreement is renewable in one-year increments. As is customary in such agreements, either party may terminate upon written notice upon the occurrence of certain events, including breach, insolvency or the lack of approval by either the MHRA or the EMA by a specified date, subject to certain cure provisions and restrictions. On July 31, 2008, the Company filed a press release announcing the entry into the Manufacturing Agreement. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.
     The Company intends to submit a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the Manufacturing Agreement. The omitted material will be included in the request for confidential treatment.
     The foregoing summary is qualified in its entirety by reference to the Manufacturing Agreement, which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Javelin Pharmaceuticals, Inc. dated July 31, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAVELIN PHARMACEUTICALS, INC.
By:	/s/ Martin J. Driscoll
	Name:	Martin J. Driscoll
	Title:	Chief Executive Officer

Dated: August 5, 2008

EXHBIT INDEX

Number	Document

99.1	Press Release of Javelin Pharmaceuticals, Inc. dated July 31, 2008